Exhibit 3.1

CERTIFICATE OF INCORPORATION

of

CHINA MINING RESOURCES HOLDINGS LIMITED

The undersigned, a natural person, for the purpose of organizing a corporation under the provisions of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies that:

ARTICLE I.

Section 1.01. The name of the corporation (the “Corporation”) is:

China Mining Resources Holdings Limited

ARTICLE II.

Section 2.01. The address of the Corporation’s registered office in the State of Delaware is Corporation Services Company, 2711 Centerville Road, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Services Company.

ARTICLE III.

Section 3.01. The name and mailing address of the incorporator is Timothy I. Kahler, Esq., c/o Troutman Sanders LLP, The Chrysler Building, 405 Lexington Avenue, New York, New York 10174.

ARTICLE IV.

Section 4.01. The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE V.

Section 5.01. The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is one hundred one million (101,000,000) shares, of which one hundred million (100,000,000) shares shall be common stock with a par value of $0.01 per share (the “Common Stock”), and of which one million (1,000,000) shares shall be preferred stock with a par value of $0.01 per share (the “Preferred Stock”).

Section 5.02. The Board of Directors is expressly granted authority to issue shares of Preferred Stock, in one or more series, and to fix, for each such series, such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, including, without limitation:

(i)  the distinctive serial designation of such series which shall distinguish it from other series;

(ii)  the number of shares included in such series;

(iii)  whether dividends shall be payable to the holders of the shares of such series and, if so, the basis on which such holders shall be entitled to receive dividends (which may include, without limitation, a right to receive such dividends or distributions as may be declared on the shares of such series by the board of directors of the Corporation, a right to receive such dividends or distributions, or any portion or multiple thereof, as may be declared on the Common Stock or any other class of stock or, in addition to or in lieu of any other right to receive dividends, a right to receive dividends at a particular rate or at a rate determined by a particular method, in which case such rate or method of determining such rate may be set forth), the form of such dividend, any conditions on which such dividends shall be payable and the date or dates, if any, on which such dividends shall be payable;

(iv)  whether dividends on the shares of such series shall be cumulative and, if so, the date or dates or method of determining the date or dates from which dividends on the shares of such series shall be cumulative;

(v)  the amount or amounts, if any, that shall be payable out of the assets of the Corporation to the holders of the shares of such series upon the voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, and the relative rights of priority, if any, of payment of the shares of such series;

(vi)  the price or prices (in cash, securities or other property or a combination thereof) at which, the period or periods within which and the terms and conditions upon which the shares of such series may be redeemed, in whole or in part, at the option of the Corporation or at the option of the holder or holders thereof or upon the happening of a specified event or events;

(vii)  the obligation, if any, of the Corporation to purchase or redeem shares of such series pursuant to a sinking fund or otherwise and the price or prices (in cash, securities or other property or a combination thereof) at which, the period or periods within which and the terms and conditions upon which the shares of such series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

(viii)  whether or not the shares of such series shall be convertible or exchangeable, at any time or times at the option of the holder or holders thereof or at the option of the Corporation or upon the happening of a specified event or events, into shares of any other class or classes or any other series of the same or any other class or classes of stock of the Corporation or any other securities or property of the Corporation or any other entity, and the price or prices (in cash, securities or other property or a combination thereof) or rate or rates of conversion or exchange and any adjustments applicable thereto; and

(ix)  whether or not the holders of the shares of such series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights, which may provide, among other things and subject to the other provisions of this Certificate of Incorporation, that each share of such series shall carry one vote or more or less than one vote per share, that the holders of such series shall be entitled to vote on certain matters as a separate class (which for such purpose may be comprised solely of such series or of such series and one or more other series or classes of stock of the Corporation) and that all the shares of such series entitled to vote on a particular matter shall be deemed to be voted on such matter in the manner that a specified portion of the voting power of the shares of such series or separate class are voted on such matter;

in each case as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the DGCL. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required to take such action pursuant to any Preferred Stock Designation.

Section 5.03. Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote.

ARTICLE VI.

Section 6.01. The Board of Directors shall have the power, without the assent or vote of the stockholders, to make, alter, amend, change, add to or repeal the Corporation’s Bylaws as provided in the Corporation’s Bylaws, subject to the powers of the stockholders in this regard as set forth in section 109(a) of the DGCL.

Section 6.02. In addition to the powers and authorities hereinbefore stated or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, notwithstanding, to the provisions of applicable law, this Certificate of Incorporation, and any bylaws from time to time made by the stockholders; provided, however, that no bylaw so made shall invalidate any prior act of the directors that would have been valid if such bylaw had not been made.

ARTICLE VII.

Section 7.01. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director of the Corporation, except to the extent that such exemption from liability or limitation thereof is not permitted under the DGCL as currently in effect or as the same may hereafter be amended. No amendment, modification or repeal of this Article VIII shall adversely affect any right or protection of a director of the Corporation that exists at the time of such amendment, modification or repeal.

Section 7.02. The Corporation, to the full extent permitted by section 145 of the DGCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees and expenses) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding of which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized hereby.

ARTICLE VIII.

Section 8.01. Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case maybe, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Incorporation to be signed by Timothy I. Kahler, its sole incorporator, as of the Twenty-Seventh (27th) day of September 2007.

/s/ Timothy I. Kahler
Sole Incorporator

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

CHINA MINING RESOURCES HOLDINGS LIMITED

It is hereby certified that:

1. The name of the corporation (hereinafter called the “Corporation”) is:

China Mining Resources Holdings Limited

2. The certificate of incorporation of the Corporation is hereby amended by striking out Article V. thereof and by substituting in lieu of said Article V. the following new Article V.:

ARTICLE V.

Section 5.01. The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is thirty million five hundred thousand (30,500,000) shares, of which thirty million (30,000,000) shares shall be common stock with a par value of $0.0001 per share (the  “Common Stock”), and of which five hundred thousand (500,000) shares shall be preferred stock with a par value of $0.0001 per share (the “Preferred Stock”).

3. The Corporation has not received any payment for any of its stock.

4. The amendment of the certificate of incorporation herein certified has been duly adopted in accordance with Section 241 of the General Corporation Law of the State of Delaware.

This Certificate of Amendment is hereby executed and acknowledged in accordance with Section 103 of the General Corporation Law of the State of Delaware.

Signed on November 12, 2007.

/s/ Robin Lee
Robin Lee, Sole Director